EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the 21st day of March, 2013 and effective as of the Effective Date (defined below), by and between Staffing 360 Solutions, Inc., a Nevada corporation (the “Company”), and Mark P. Aiello (the “Executive”).

WITNESSETH:

WHEREAS, the Company and The Revolution Group, Ltd., a Massachusetts corporation and wholly-owned subsidiary of the Company (“TRG”), desire to engage the full-time services of the Executive;

WHEREAS, the Executive desires to be so employed by the Company and TRG; and

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.        Employment and Term. The Company hereby agrees to employ the Executive as the Senior Vice-President of the Company and as President of Cyber 360 Solutions, the Company’s Cyber Security Division, reporting directly to the Chief Executive Officer of the Company, and the Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the date of the effectiveness of this Agreement pursuant to Section 14 hereof (the “Effective Date”) and expiring as of 11:59 p.m. on the fourth (4th) anniversary of the Effective Date (unless sooner terminated as hereinafter set forth) (the “Term”); provided, however, that commencing on such fourth (4th) anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the Term of this Agreement shall be extended automatically for one (1) additional year unless at least One Hundred Eighty (180) days prior to each such anniversary date, the Company or the Executive shall have given notice that it or he, as applicable, does not wish to extend this Agreement.

2.        Duties and Restrictions.

(a) Duties as Executive of the Company. The Executive shall serve as the Senior Vice-President of the Company and as President of TRG and the Company’s Cyber Security Division. In such capacity, he shall report directly to the Chief Executive Officer of the Company, and his duties and responsibilities shall be as prescribed from time to time by the Company’s Board of Directors. Neither the Chief Executive Officer of the Company nor the Board of Directors shall, however, assign to the Executive any of the rights, duties, or responsibilities of the principal executive officer or principal financial officer of the Company or any other functions that would subject the Executive to certification requirements under Section 302 of the Sarbanes-Oxley Act, 15 U.S.C. § 7241. The Executive shall devote his entire working time, attention and energy during normal working hours for a similarly situated executive with the Executive’s level of responsibility to the affairs of the Company and TRG during the term of his employment pursuant to this Agreement.

(b) Confidentiality. During the Term of this Agreement and for a period of twelve (12) months thereafter, the Executive shall not, directly or indirectly, during the Term and at any time during or following the termination of his employment with the Company, reveal, divulge, or make known to any person or entity, or use for the Executive’s personal benefit (including, without limitation, for the purpose of soliciting business competitive with any business of the Company, TRG, or any of their subsidiaries or affiliates), any information acquired during the course of employment hereunder with regard to the financial, business or other affairs of the Company, TRG or any of their subsidiaries or affiliates, other than (i) material in the public domain at the time it is disclosed to the Executive, or which comes into the public domain thereafter not due to any breach by the Executive of his obligations hereunder, (ii) information of a type not considered confidential by persons engaged in the same business or a similar business to that conducted by the Company, or (iii) material that the Executive is required to disclose under the following circumstances: (A) in the performance by the Executive of his duties and responsibilities hereunder, reasonably necessary or appropriate disclosure to another executive of the Company or to representatives or agents of the Company (such as independent public accountants and legal counsel); (B) at the express direction of any authorized governmental entity; (C) pursuant to a subpoena or other court process;(D) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; (E) as otherwise permitted in this Agreement; or (E) as otherwise necessary, in the opinion of counsel for the Executive, to be disclosed by the Executive in connection with the prosecution of any legal action or proceeding initiated by the Executive against the Company, TRG or any subsidiary or affiliate of the Company or TRG, or the defense of any legal action or proceeding initiated against the Executive in his capacity as an executive of the Company, TRG or any subsidiary or affiliate of the Company or TRG.

(c) Noncompetition. The Executive agrees that he will not, during the Term and for a period of twelve (12) consecutive months following the termination of his employment with the Company not resulting from a breach by the Company of this Agreement or from failure to pay the Earn Out (as defined below) or from any “Good Reason” as defined in section 4(d)(i) – (viii) hereto (the “Survival Period”), be employed by, associated with, or have any interest in, directly or indirectly (whether as principal, director, officer, employee, consultant, partner, stockholder, trustee, manager or otherwise), any business entity that competes with the Company (as the Company’s business is conducted at the time of termination of the Executive’s employment with the Company), in the business of staffing for the Information or Cyber Security industry within thirty (30) miles of any city where TRG has placed consultants or has otherwise done business (each, a “Competitor”). Notwithstanding the foregoing, the Executive shall not be prohibited from owning or acquiring one percent (1%) or less of the outstanding equity securities of any entity whose equity securities are listed on a national securities exchange or publicly traded in any over-the-counter market.

(d) Non-Solicitation. During the Term and the Survival Period, the Executive will not solicit, or attempt to solicit, any officer, director, consultant, executive or employee of the Company, TRG or any of their subsidiaries or affiliates to leave his or her engagement with the Company, TRG or such subsidiary or affiliate, nor will he call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates or subsidiaries any of their customers or suppliers, or potential customers or suppliers, of whose names he was aware during the Term of his employment with the Company; provided, however, that a general advertisement for employees shall not be considered a violation of this Section 2(d), and provided, further, that nothing in this Section shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier during the Survival Period if such action relates solely to a business which does not compete with the Company.

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(e) The provisions of Sections 2(b), (c) and (d) hereof shall terminate and be of no further force and effect if (i) the Company fails to pay any amount due in connection with the Earn Out (as defined below), which failure is not cured within the applicable cure period set forth in the Stock Purchase Agreement (as defined below), (ii) the Company and/or TRG terminates the Executive’s employment hereunder without Cause (as defined in Section 4(c)) or otherwise breaches its obligations under this Agreement, or (iii) the Executive terminates this Agreement for Good Reason (as defined in Section 4(d)). For purposes of this Agreement, “Earn Out” has the meaning set forth under that certain Stock Purchase Agreement, dated as of March 21, 2013 pursuant to which the Company purchased all of the issued and outstanding shares of

TRG (the “Stock Purchase Agreement”).

3.        Compensation and Benefits.

(a) Base Salary. The Executive shall receive a base salary paid by the Company (“Base Salary”) at the annual rate of One Hundred Fifty Thousand Dollars ($150,000) during each calendar year of the Term, payable in substantially equal monthly installments (or such other more frequent times as executives of the Company normally are paid). In addition, the Company’s Board of Directors shall, in good faith, consider granting increases in the Base Salary based on such factors as the Executive’s performance and the financial performance of the Company’s Cyber Security Division and/or TRG.

(b) Base Commission. The Executive shall receive, in addition to the Base Salary, an annual base commission (the “Base Commission”) equal to three percent (3%) of the Gross Profit (as defined under GAAP) of TRG and the Company’s Cyber Security Division. The Base Commission of any given year shall be paid shall be paid quarterly no later than 60 days from the last day of each quarter.

(c) Bonus Payments. The Executive shall be entitled to receive, in addition to the Base Salary and Base Commission, such bonus payments, if any, as the Board of Directors may specify in accordance with certain performance criteria adopted by the Board of Directors within a reasonable time after the commencement of each calendar year, taking into account the business plan for such year.

(d) Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by him in performing services hereunder. Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for, or the Company shall directly pay: (i) all expenses incurred in connection with the use of a mobile phone by the Executive; (ii) all expenses incurred in connection with the entertainment of customers and potential customers; and (iii) all charges in connection with business travel by the Executive.

(e) Fringe Benefits. As an executive of the Company, the Executive shall be eligible to participate in all executive fringe benefit programs as are made available from time to time to the Company’s executives and to participate in such other non-discriminatory fringe benefit programs as the Company may make available to its other executive personnel.

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(f) Insurance Coverage. During the Term, the Company shall provide the Executive with group health, disability and group term life insurance (the beneficiary of which shall be designated by the Executive) to the same extent that it makes such insurance coverage available to its other executive personnel; provided, however, that the group health, disability, and group term life insurance (collectively, “Benefits”) provided to the Executive shall not contain less coverage or be less favorable to the Executive than those provided to Executive by TRG immediately prior to the Effective Date. In addition, the Company will purchase, at its expense a term life insurance policy on the life of the Executive (the beneficiary of which shall be designated by the Executive) in a face amount of not less than the highest amount purchased by the Company on behalf of its other executive personnel, as soon as practicable after the date hereof.

(g) Vacations. The Executive shall be entitled to paid vacation days and other paid time off (PTO) in accordance with policies adopted by the Board of Directors for senior executives of the Company as in effect from time to time. The policy will provide no less vacation benefits to the Executive than TRG’s policy and practice do now.

(h) Proration. Any payments or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.

(i) Stock Incentives. The Executive shall be entitled to participate equally in any and all stock incentive programs offered to other senior executives of the Company.

4.        Termination. The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement, only under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death. In such event, the Executive shall be entitled to the benefits set forth in Section 5(a).

(b) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness (as determined by a qualified independent physician selected by the Company’s Board of Directors and agreed to by the Executive), the Executive shall have been unable, with reasonable accommodation, to perform the essential functions of his duties and responsibilities hereunder on a full-time basis for either (i) one hundred and eighty (180) consecutive calendar days, or (ii) two hundred and seventy (270) calendar days within any three hundred and sixty (360) consecutive days, and, at the end of such one hundred eighty (180) or two hundred and seventy (270) day period, as the case may be, the Executive shall not have returned to the performance of his duties and responsibilities hereunder on a full-time basis, the Company may terminate the Executive’s employment hereunder. The Executive agrees to cooperate with the independent physician in providing information and subjecting to medical examinations and tests. In such event, the Executive shall be entitled to the benefits set forth in Section 5(b).

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(c) Cause. Subject to the provisions of Section 5(c), the Company, by vote of a majority of its directors, may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder (subject to Section 6(d)) upon:

(i)	The conviction of, or entering of a plea of guilty or nolo contendere by, the Executive to any felony or to any crime involving moral turpitude;

(ii)	The commission by the Executive of any fraud, embezzlement, or misappropriation of funds;

(iii)	The breach by the Executive of any of the Executive’s material obligations under Sections 2(b), (c) and (d) of this Agreement, as reasonably determined by a majority of the Company’s Directors in good faith at a meeting of the Board of Directors at which the Executive is granted an opportunity to attend and participate with counsel; or

(iv)	For purposes of this Agreement, “TRG’s Gross Profit” shall have the same meaning as that term is defined in the Stock Purchase Agreement.

(d) Termination by the Executive. Subject to the provisions of Section 6(c), and at his option, the Executive may terminate his employment hereunder: (i) for Good Reason; (ii) without Cause, or (iii) if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life.

For purposes of this Agreement, the termination of the Executive’s employment hereunder by the Executive because of the occurrence of any one or more of the following events shall be deemed to have occurred for “Good Reason”:

(i)	a material diminution in the nature or scope of the Executive’s duties, responsibilities, authority, powers or functions;

(ii)	any removal by the Company or TRG of the Executive from the position indicated in Section 1 hereof;

(iii)	a failure by the Company, TRG or any subsidiary to comply with any other material term or provision hereof, including a reduction in the Executive’s compensation payable in accordance with Section 3 hereof;

(iv)	the relocation of Executive’s office at which he is to perform his duties and responsibilities hereunder to a location more than thirty (30) miles (in any direction) from Wakefield, Massachusetts;

(v)	the dissolution or termination of the existence of the Company or TRG (other than the merger of TRG into the Company, with the Company as the surviving entity), the Company or TRG becomes insolvent, a receiver is appointed for any part of Company’s or TRG’s property, or the Company or TRG makes an assignment for the benefit of creditors;

(vi)	the commencement by or against the Company or TRG of bankruptcy or insolvency proceedings, or other proceedings for relief of debtors, whether such proceedings are voluntary or involuntary, unless in the case of involuntary proceedings the Company or TRG shall obtain a discharge of the case within thirty (30) days of its commencement;

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(vii)	either the Company or TRG experiences a “Change of Control” (as that term is defined herein) without Executive’s written consent during the Term of this Agreement; or

(viii)	the Company fails to pay any amount due in connection with the Earn Out beyond any grace period provided in the Stock Purchase Agreement, or the failure of the Company to pay any other amounts due under the Stock Purchase Agreement, including without limitation, the obligation to pay the Required Payments thereunder.

For purposes of this Agreement, “Change of Control” means, with respect to the Company and/or TRG, a consolidation, sale of all or substantially all voting Securities or a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, TRG or the Company’s Cyber Security Division; provided that a Change of Control shall not include any consolidation or merger effected exclusively to change the domicile of the Company, or any transaction or series of transactions principally for bona fide equity financing purposes.

5.        Compensation Upon Termination or Failure to Renew. Upon termination of this Agreement, all payments, salary and other benefits shall cease as of the stated effective date of termination, except as specifically provided for in this Section 5:

(a) Death. If the Executive’s employment shall be terminated by reason of his death, the Company shall pay to such person as shall have been designated in a notice filed with the Company prior to the Executive’s death, or, if no such person shall have been designated, to his estate: (i) the Executive’s Base Salary, Base Commission and any bonus accrued through the Date of Termination (as defined in Section 6(b)) at the rate in effect at the time of death; (ii) all accrued and unused vacation days or other PTO; (iii) any payments which the Executive’s spouse, beneficiaries, or estate may be entitled to receive pursuant to any insurance or executive benefit plan or other arrangement or life insurance policy maintained by the Company, as a death benefit; (iv) all fringe benefits payable under the terms of any executive benefit plan or other arrangement as of the date of the Executive’s death; and (v) a death benefit equal to the

Executive’s Base Salary for a period of 180 days.

(b) Disability. During any period that the Executive fails to perform his duties and responsibilities hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his Base Salary and Base Commissions until the Executive’s employment is terminated pursuant to Section 4(b) hereof. Upon such termination, the Executive shall receive: (i) the Executive’s Base Salary, Base Commission and any bonus accrued through the Date of Termination at the rate in effect at the time Notice of Termination is given, (ii) payment for all accrued and unused vacation days or other PTO; (iii) any disability insurance benefits the Executive is entitled to receive; (iv) all fringe benefits payable under the terms of any executive benefit plan or other arrangement as of the Date of Termination; and (v) all other benefits required by any federal or state law requiring continuation of benefits, including COBRA insurance benefits.

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(c) Cause or Voluntary Termination. If the Executive’s employment shall be terminated either (1) by the Company for Cause or (2) voluntarily by the Executive, other than for Good Reason, the Company shall pay the Executive: (i) his Base Salary and Base Commission accrued through the Date of Termination at the rate in effect at the time Notice of Termination is given; and (ii) for all accrued and unused vacation days or other PTO.

(d) Without Cause or For Good Reason. Termination by the Company without Cause shall be deemed a material breach of this Agreement, and the Executive shall be entitled to all remedies provided by law in addition to those prescribed in this Agreement. If (1) the Company terminates the Executive’s employment without Cause, or (2) the Executive shall terminate his employment for Good Reason (which termination shall be treated as if the Company terminated the Employee without Cause), the Company shall pay the Executive: (i) his Base Salary, Base Commission and bonus accrued through the Date of Termination at the rate in effect at the time Notice of Termination is given; (ii) for all accrued and unused vacation days or other PTO; (iii) severance in an amount equal to the greater of (a) the Executive’s full annual Base Salary to be paid in one lump sum on the Date of Termination, or (b) the Executive’s full Base Salary for the remainder of the Term (i.e., until the fourth (4th) anniversary of the Effective Date) to be paid in one lump sum amount on the Date of Termination; (iv) all fringe benefits payable under the terms of any executive benefit plan or other arrangement as of the Date of Termination; and (v) all other benefits required by any federal or state law requiring continuation of benefits, including COBRA insurance benefits. Further, the Company shall not contest any claim by the Employee for unemployment benefits. Further, the Executive and other former shareholders of TRG shall have the remedies set forth in Section 2.2(c)(ii) of the Stock Purchase Agreement.

6.        Other Provisions Relating to Termination.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination because of the death of the Executive) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean: (1) if the Executive’s employment is terminated by his death, the date of his death; (2) if the Executive’s employment is terminated because of a disability pursuant to Section 5(b), then thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (3) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, then, subject to Sections 6(c) and 6(d), the date specified in the Notice of Termination; (4) if the Company or the Executive gives the other party notice pursuant to Section 1 prior to any anniversary of the date hereof that the Term of this Agreement shall not be automatically extended for an additional year on any such anniversary date, the date upon which the Term expires; and (5) if the Executive’s employment is terminated by the Company without Cause or by the Executive in the absence of a Good Reason, then thirty (30) days after a Notice of Termination is given.

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(c) Good Reason. Upon the occurrence of an event described in Section 4(d), the Executive may terminate his employment hereunder for Good Reason at any time within ninety (90) days thereafter by giving a Notice of Termination to the Company to that effect. If the effect of the occurrence of an event described in Sections 4(d)(i)-(v) and (viii) may be cured, the Company shall have the opportunity to cure any such effect for a period of thirty (30) days following receipt of the Executive’s Notice of Termination. However, the Company shall have the opportunity to cure any such effect of the occurrence of the event described in Section 4(d)(vii) for a period of only five (5) days following receipt of the Executive’s Notice of Termination. If the Company fails to cure any such effect during the applicable cure period, the termination for Good Reason shall become effective on the date specified in the Executive’s Notice of Termination. In the event that the Executive terminates his employment for Good Reason, the Executive immediately shall be released from any and all obligations imposed upon him by this Agreement, including but not limited to the obligations set forth in Sections 2(b), (c) and (d). If the Executive does not give such Notice of Termination to the Company, then this Agreement will remain in effect; provided, however, that the failure of the Executive to terminate this Agreement for Good Reason shall not be deemed a waiver of the Executive’s right to seek damages or any other remedy on account of any breach by the Company of any Agreement with the Executive or any right on the part of the Executive to terminate his employment for Good Reason upon the occurrence of a subsequent event described in Section 4(d) in accordance with the terms of this Agreement.

(d) Cause. In the case of any termination of the Executive for Cause, the Company will give the Executive a Notice of Termination describing in reasonable details the facts or circumstances giving rise to the Executive’s termination (and, if applicable, the action required to cure same). With respect to Section 4(c)(iii), if the effect of the occurrence of the failure, refusal or breach (collectively, “Failure”) may be cured, the Executive shall have the opportunity to cure the effect of any such Failure for a period of thirty (30) days following receipt of the Company’s Notice of Termination. If the effect of such Failure is remediable, but the Executive fails to cure the effect of such Failure within such thirty (30) day period, the Termination for Cause shall become effective at the end of such thirty (30) day period; provided that if the effect of such Failure is not reasonably susceptible of being remedied within such thirty (30) day period, the Company shall not be entitled to terminate this Agreement for such Cause as long as the Executive continues to use his best efforts during the cure period to cure the effect of such Failure and diligently pursues such efforts to remedy such effects within a reasonable time thereafter.

7.        Assignment and Transfer. Neither this Agreement nor any of the rights, duties or obligations of the Company or the Executive shall be assignable by either party without the express written permission of the other party hereto. Such written permission shall be at the sole discretion of the non-assigning/non-transferring party and may be withheld for any reason or for no reason at all. Any assignment or transfer conducted without the express written permission of the non-assigning/non-transferring party shall constitute material breach of this Agreement.

8.        Indemnification and Insurance. The Company shall defend, indemnify, and hold harmless the Executive against any and all costs, expenses, or liability asserted against or incurred by him in connection with the defense, any settlement, or any judgment awarded in any action, suit, or proceeding in which he is made a party by reason of having been or being an officer or employee of the Company, except for claims arising wholly out of his breach of the duty of loyalty to the Company, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of the law, or for a transaction from which he derives an improper personal benefit. Such right of indemnification is not deemed exclusive of any right to which he may be entitled under the applicable law. The Company shall purchase and maintain insurance that protects the Executive against any liability asserted against or incurred by him in his capacity as or arising out of his status as an officer or employee, in such amounts as is customary for similarly situated officers of public companies.

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9.        Notices. For purposes of this Agreement, all notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when: (a) delivered personally; (b) sent by facsimile or similar electronic device and confirmed; (c) delivered by reputable overnight courier; or (d) if sent by any other means, upon receipt. Notices and all other communications provided for in this Agreement shall be addressed as follows:

If to the Executive:

Mark P. Aiello

805 Summer Street

Manchester, Massachusetts 01944

With a copy to:

Vrountas, Ayer & Chandler, P.C.

250 Commercial Street, Suite 4004

Manchester, NH 03101

Facsimile No. (603) 518-7617

Attention:

Christopher T. Vrountas, Esq.

If to the Company:

Staffing 360 Solutions, Inc.

641 Lexington Avenue Suite 1526

New York, NY 10022

Attention:

A.J. Cervantes

or to such other address as either party may have furnished to the other in writing in accordance herewith.

10.      Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a written instrument signed by the Executive and the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

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11.      Attorneys’ Fees. All reasonable legal fees and costs incurred by the Executive in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by the Company to the Executive as bills for such services are presented by the Executive to the Company, unless such dispute or controversy is found to have been brought not in good faith or without merit by a court of competent jurisdiction, a mediator or arbitrator.

12.      Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

14.      Entire Agreement Effectiveness. This Agreement shall be of no force or effect unless and until the consummation of the Stock Purchase Agreement (the “Effective Date”). Upon such consummation, this Agreement shall be in full force and effect. If the Stock Purchase Agreement is not consummated, for whatever reason, neither the Company nor the Executive shall have any liability to each other or to any other party by reason of such non-consummation and non-effectiveness of this Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and terminates any and all prior employment agreements and/or severance protection letters, agreements, or arrangements between the Executive, on the one hand, and the Company, or any other predecessor in interest thereto or any of their respective subsidiaries, on the other hand.

15.      GOVERNING LAW. THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF). EACH OF THE PARTIES HERETO AGREES THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE THE RIGHTS OR OBLIGATIONS OF ANY PARTY HERETO UNDER THIS AGREEMENT MAY BE COMMENCED AND MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NEW YORK, AND THAT THE UNITED STATES SOUTHERN DISTRICT COURT OF NEW YORK SHALL HAVE NON-EXCLUSIVE JURISDICTION OVER ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT BY ANY OF THE PARTIES HERETO. EACH OF THE PARTIES HERETO FURTHER AGREES THAT PROCESS MAY BE SERVED UPON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED AS MORE GENERALLY PROVIDED IN SECTION 9 HEREOF, AND CONSENTS TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTIES WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ENFORCEMENT OF ANY RIGHTS UNDER THIS AGREEMENT.

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16.      Injunctive Relief. The Executive acknowledges that the remedies the Company may have at law for any breach or threat of breach of the provisions of Section 2(b), (c) or (d) hereof by the Executive are inadequate, and in the event of breach or threat of breach of the provisions of such Section 2(b), (c) or (d) hereof by the Executive, the Company shall be entitled to seek an injunction or other equitable relief restraining the Executive from such a breach.

17.      Invalidity. If any cause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement, which shall be construed to effect the purposes of this Agreement to the fullest extent permitted by law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as an instrument under seal as of the date and year first above written.

COMPANY:

.	Staffing 360 Solutions, Inc.

	By:	/s/ Alfonso J. Cervantes
Name: Alfonso J. Cervantes
Title: President

THE EXECUTIVE:

/s/ Mark P. Aiello
Mark P. Aiello

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